Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Farmers & Merchants Bancorp of our report dated March 14, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Farmers & Merchants Bancorp and subsidiaries, which report appears in the Form 10-K of Farmers & Merchants Bancorp for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of the Registration Statement.

/s/ Moss Adams LLP

Stockton, California
August 26, 2016